Exhibit 99.1

AGY Holding Corp. Announces Entry into a Purchase Agreement to Sell its Stake in AGY Shanghai

AIKEN, SOUTH CAROLINA - (May 31, 2013) - On May 28, 2013, AGY Hong Kong Limited, a majority-owned subsidiary of AGY Holding Corp. (the “Company” or “AGY”), entered into an agreement to sell its 100% equity interest in AGY Shanghai Technology Co., Ltd. (“AGY Shanghai”) to Chongqing Polycomp International Corporation (“CPIC”) for aggregate consideration in the amount of US$1 million (the “Divestiture”). Under the terms of the agreement, AGY Shanghai is required to change its name within thirty days of closing of the Divestiture to no longer use the “AGY” name (or the Chinese translation thereof).

“We are very pleased to announce the agreement with CPIC to purchase our Shanghai business unit,” said Richard Jenkins, Interim CEO of AGY. “This divestiture allows us to focus on delivering value to our customers with products produced in the US, including our fine yarns and S-2 products. We believe that this is an important step towards successfully implementing our business strategy to be a world-class producer of advanced materials.”

Drew Walker, President of AGY, added, “Despite the sale of the Shanghai division, AGY will continue to focus on the rapidly growing specialty Electronics Yam markets. AGY offers a valuable and expanding product set to meet the growing demand for new high-value glass that stems from the growth of next-generation mobile communication devices.”

The closing of the Divestiture is subject to a number of conditions precedent, including receipt of the required government approvals and of consent from the Bank of Shanghai. The purchase agreement is subject to termination if the required governmental approvals for the Divestiture are not obtained within three months or if the Bank of Shanghai does not give its written consent to the Divestiture within forty-five days. Subject to satisfaction or waiver of the conditions precedent to closing, the Divestiture is expected to close during the third quarter of 2013.

The transaction will result in a reduction in non-recourse debt totaling US$38.8 million at March 31, 2013. The Company’s AGY US and AGY Asia operating segments are managed separately based on differences in their manufacturing and technology capabilities, products and services and their end-markets as well as their distinct financing agreements. During the first quarter of 2013, AGY Asia production output accounted for less than 0.7% of the sales recognized by the AGY US segment.

Also on May 28, 2013, the Company and AGY Shanghai entered into an intellectual property license agreement, the term of which commences upon the closing of the Divestiture. Pursuant to the license agreement, the Company grants AGY Shanghai an exclusive (except as to the Company and its affiliates), royalty-bearing, non-transferable and non-sublicensable license to make certain glass fiber yarn products that are manufactured by AGY Shanghai at its facilities using licensed know-how and to sell those products to customers located within Asia (excluding North Korea) and Australia for a period of three years from the closing of the Divestiture. Following this three-year period, the license will become non-exclusive. In consideration for the license granted under the agreement, AGY Shanghai will pay the Company an aggregate of US$2.2 million in royalties. The license agreement and the license granted thereunder are subject to customary termination provisions and assignment restrictions.

About AGY

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense (the “A&D” business); electronics; and construction, continuous filament mat (“CFM”) and industrial markets (the “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania, respectively, and, until closing of the Divestiture, a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of AGY’s website, www.agy.com or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should” or “could.” Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. Although AGY believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Among these risks and uncertainties are general economic and business conditions; our ability to complete the sale of our interest in AGY Shanghai; our ability to complete the anticipated restructuring of our debt; AGY’s substantial debt and ability to generate cash flows to service its debt; AGY’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US’s borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; currency and interest rate fluctuations; increases in AGY’s leverage; changes in AGY’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those risk factors listed from time to time in AGY’s filings with the Securities and Exchange Commission. Except as required by applicable law, AGY assumes no obligation and does not intend to update these forward-looking statements.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

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